EXHIBIT 99.1

For Immediate Release

For more information:

Rick Russo Chief Financial Officer Captiva Software Corporation (858) 320-1000 rrusso@captivasoftware.com	Charles Messman Todd Kehrli MKR Group, LLC (626) 395-9500 charles@mkr-group.com todd@mkr-group.com

CAPTIVA REPORTS RECORD PRO FORMA QUARTERLY REVENUES AND EARNINGS

Q3 Pro Forma Revenue Up 26%, EPS Up 350% Over Prior Year

Company Raises Year End Guidance

SAN DIEGO, CA, October 28, 2003 — Captiva Software Corporation (NASDAQ: CPTV), a leading provider of input management solutions, today announced financial results for the third quarter ended September 30, 2003. Revenues increased to a record $14.5 million, an increase of 26% on a pro forma basis compared to the third quarter of 2002, fueled in part by software revenue growth of 16%. Pro forma diluted earnings per share for the third quarter of 2003 increased 350% to $0.09 compared to $0.02 in the third quarter of 2002. GAAP revenues and earnings for the third quarter ended September 30, 2003 were $14.5 million and $0.06 per share on a diluted basis. During the three months ended September 30, 2003 the company’s cash position increased by $3.2 million to $12.4 million from $9.2 million at June 30, 2003.

Revenues for the nine months ended September 30, 2003 were $41.0 million, an increase of 17% on a pro forma basis compared to the nine months ended September 30, 2002. Pro forma diluted earnings per share for the nine months ended September 30, 2003 increased to $0.19 per share compared to $0.07 per pro forma diluted share in the nine months ended September 30, 2002. GAAP revenues and earnings for the nine months ended September 30,

(more)

CAPTIVA REPORTS RECORD PRO FORMA QUARTERLY REVENUES AND EARNINGS/Page 2

2003 were $41.0 million and $0.10 per share on a diluted basis. For a reconciliation of the pro forma results to the GAAP results, see the footnotes accompanying the pro forma statements of operations provided below.

Third Quarter Highlights:

•	Revenue increased to a record $14.5 million, up 26% on a pro forma basis from Q3 2002.

•	Software revenue increased to $7.1 million, up 16% on a pro forma basis from Q3 2002.

•	Pro forma EPS rose to $0.09 on a diluted basis, up from $0.02 for Q3 2002.

•	Cash increased $3.2 million to $12.4 million, up from $9.2 million at June 30, 2003.

•	36 new customers were acquired, including U.S. Automobile Association, AFLAC, Knights of Columbus, T. Rowe Price, AEGIS Insurance, and Bank One.

•	Captiva’s Digital Mailroom was named a “Trend Setting Product of 2003” by KMWorld Magazine and was installed at Imaging Acceptance Corporation as a beta site.

•	Captiva’s FormWare won Transform Magazine Readers’ Choice Award.

•	Captiva was named one of San Diego’s fastest growing technology companies by Deloitte & Touche.

•	The company hosted 200 attendees and 18 sponsors at Capture 2003, Captiva’s Input Management Technology Conference.

•	The company hired Jim Nicol as its Executive Vice President of Product Development.

“We are very pleased with our third quarter performance. Despite the seasonal softness generally expected in third quarter, we were able to increase our total revenues and software revenues both sequentially and on a year-over-year basis and set a new quarterly revenue record,” said Reynolds C. Bish, Captiva’s President and CEO. “In addition, we increased our pro forma EPS on both a sequential and a year-over-year basis, and increased our cash position by $3.2 million from the second quarter of this year.”

CAPTIVA REPORTS RECORD PRO FORMA QUARTERLY REVENUES AND EARNINGS/Page 3

“Having exceeded our third quarter revenue and earnings guidance, we are now confident that we will exceed our previously stated revenue goal for the year. As a result, we are raising our 2003 revenue goal upward to the range of $55.8 to $56.2 million, up from $54.0 to $55.0 million,” added Mr. Bish. “We expect revenues for the fourth quarter of 2003 to be in the range of $14.8 to $15.2 million, and pro forma diluted earnings per share to be in the range of $0.09 to $0.11. This would equate to total year pro forma diluted earnings per share of $0.28 to $0.30 for 2003.”

GAAP diluted earnings per share is expected to be between $0.07 and $0.09 for fourth quarter 2003, including $0.5 million of amortization of intangibles. GAAP diluted earnings per share is expected to be between $0.17 to $0.19 for total year 2003, including $2.1 million of amortization of intangibles and $0.1 million recovery of merger costs.

On July 31, 2002, the company completed a merger of ActionPoint, Inc. and “old” Captiva. Although ActionPoint is the surviving reporting entity, the combined company was renamed Captiva Software Corporation. Due to the application of purchase accounting to record the merger, the “old” Captiva financial results prior to the merger date are not included in the GAAP presentation of the results of operations. Accordingly, in order to assist in making comparisons of current and prior period results, both pro forma and GAAP financial information is presented below.

Pro Forma Results

The results of operations on a pro forma basis for the three and nine months ended September 30, 2003 exclude amortization costs arising from the merger and the 2002 gain from the sale of the Dialog Server assets. For a detailed reconciliation of the pro forma results to the GAAP results, see the footnotes accompanying the pro forma statements of operations provided below.

CAPTIVA REPORTS RECORD PRO FORMA QUARTERLY REVENUES AND EARNINGS/Page 4

Revenues for the third quarter of 2003 were $14.5 million, an increase of 26% compared to pro forma revenues of $11.5 million for the third quarter of 2002. Revenues for the nine months ended September 30, 2003 were $41.0 million, an increase of 17% compared to pro forma revenues of $35.1 million for the nine months ended September 30, 2002.

Pro forma operating income for the third quarter of 2003 increased to $1.7 million, compared to pro forma operating income of $0.3 million for the third quarter of 2002. Pro forma operating income for the nine months ended September 30, 2003 increased to $3.4 million, compared to pro forma operating income of $1.1 million for the nine months ended September 30, 2002. Pro forma net income for the third quarter of 2003 increased to $1.0 million, or $0.09 per diluted share, compared to pro forma net income of $0.1 million, or $0.02 per share, for the third quarter of 2002. Pro forma net income for the nine months ended September 30, 2003 increased to $2.0 million, or $0.19 per diluted share, compared to pro forma net income of $0.6 million, or $0.07 per share, for the nine months ended September 30, 2002.

GAAP Results

Revenues for the third quarter of 2003 were $14.5 million, an increase of 36% compared to $10.7 million for the third quarter of 2002. Revenues for the nine months ended September 30, 2003 were $41.0 million, an increase of 85% compared to $22.2 million for the nine months ended September 30, 2002.

Operating income for the third quarter of 2003 was $1.2 million, compared to operating loss of $1.9 million for the third quarter of 2002. Operating income for the nine months ended September 30, 2003 was $1.8 million, compared to operating loss of $1.7 million for the nine months ended September 30, 2002. Net income was $0.7 million, or $0.06 per diluted share in the third quarter of 2003, compared to a net loss of $1.9 million, or $0.26 per share in the third quarter of 2002. Net income was $1.1 million, or $0.10 per diluted share, in the nine months

CAPTIVA REPORTS RECORD PRO FORMA QUARTERLY REVENUES AND EARNINGS/Page 5

ended September 30, 2003, compared to a net loss of $1.1 million, or $0.20 per share, in the nine months ended September 30, 2002.

Cash and cash equivalents totaled $12.4 million at September 30, 2003 compared to $9.2 million at June 30, 2003 and $7.5 million at December 31, 2002. The increase in cash during the three and nine months ended September 30, 2003 is attributable to operating income, after excluding non-cash expenses, proceeds received from stock option exercises and reduced days sales outstanding of accounts receivable.

Executive Recruitment Stock Option Plan

During the third quarter of 2003 the company hired Jim Nicol as its Executive Vice President of Product Development. In conjunction with this hire, the company’s Board of Directors adopted an Executive Recruitment Stock Option Plan, which allows for the issuance of up to 500,000 shares of common stock from the exercise of stock options granted by the company in connection with the recruitment of new senior managers. The company approved a grant of 130,000 options under this plan to Mr. Nicol at an exercise price equal to the closing market price on the effective date of the grant, vesting over a four year period.

Corporate Conference Call

Captiva management will host a conference call today, October 28, 2003 at 1:30 p.m. PST (4:30 p.m. EST) to review the third quarter financial results and other corporate events. Reynolds C. Bish, President and CEO, and Rick Russo, CFO, will be on-line to discuss these results and other corporate events, followed by a Q & A session.

The call can be accessed by dialing 800-365-2845 and giving the company name, “Captiva.” Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. A replay of the conference call will be available two hours after the call for the following two business days by dialing 800-642-1687 and entering the following pass code: 3172826. Also, an instant replay of the conference call will be available over the Internet

CAPTIVA REPORTS RECORD PRO FORMA QUARTERLY REVENUES AND EARNINGS/Page 6

at http://www.captivasoftware.com in the Investor Relations area of the site or by going to http://www.mkr-group.com.

About Captiva

Captiva Software Corporation (NASDAQ: CPTV) is a leading provider of input management solutions. Since 1989, the company’s award-winning products have been used to manage business critical information from paper, faxed and scanned forms and documents, Internet forms and XML data streams into the enterprise in a more accurate, timely and cost-effective manner. These products automate the processing of billions of forms and documents annually, converting their contents into information that is usable in database, document, content and other information management systems. Captiva’s technology serves thousands of users in insurance, financial services, government, business process outsourcing, direct marketing and other markets. For more information, visit www.captivasoftware.com.

###

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Captiva. All statements in this press release that are not strictly historical are forward-looking statements. Forward-looking statements relating to expectations about future events or results are based upon information available to Captiva as of today’s date. Captiva assumes no obligation to update any of these statements. The forward-looking statements are not guarantees of the future performance of Captiva and actual results may vary materially from the results and expectations discussed. The revenues and earnings of Captiva and its ability to achieve planned business objectives are subject to a number of factors that make estimation of future operating results uncertain. These factors include increased competition; risks associated with new product strategies and the evolving and varying demand for software products; risks related to the integration of Captiva’s merged businesses; the ability of Captiva to expand its operations; risks relating to litigation, including litigation over intellectual property rights; general technological and economic factors; and the other risks detailed from time to time in each of Captiva’s periodic reports and other documents filed with the Securities and Exchange Commission, including, but not limited to, Captiva’s report on Form 10-K for the fiscal year ended December 31, 2002, quarterly reports on Form 10-Q and current reports on Form 8-K.

-financial statements to follow-

CAPTIVA REPORTS RECORD PRO FORMA QUARTERLY REVENUES AND EARNINGS/Page 7

Captiva Software Corporation

Pro Forma Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues
Software	$7,092	$6,136	$19,452	$18,908
Services	5,558	5,114	16,455	15,337
Hardware and other	1,867	279	5,096	898

	14,517	11,529	41,003	35,143
Cost of revenues
Software	741	408	1,881	1,294
Services	2,502	2,414	7,540	7,379
Hardware and other	1,465	187	4,106	657

	4,708	3,009	13,527	9,330

Gross profit	9,809	8,520	27,476	25,813

Operating expenses:
Research and development	2,181	1,916	6,406	5,709
Sales, general & administrative	5,903	6,327	17,709	18,980

Total operating expenses	8,084	8,243	24,115	24,689

Income from operations	1,725	277	3,361	1,124
Other expense, net	(35)	(34)	(28)	(64)

Income before income taxes	1,690	243	3,333	1,060
Provision for income taxes	676	97	1,333	424

Net income	$1,014	$146	$2,000	$636

Basic net income per share	$0.11	$0.02	$0.22	$0.07
Diluted net income per share	$0.09	$0.02	$0.19	$0.07
Basic common stock equivalents	9,607	8,818	9,162	8,786
Diluted common stock equivalents	11,516	8,857	10,442	8,857

The above Pro Forma Statements of Operations are not a presentation in accordance with generally accepted accounting principles as they exclude the effects of the following:

(1)	The three and nine months ended September 30, 2003 exclude amortization of purchased intangibles of $0.5 million and $1.6 million, respectively. The three and nine months ended September 30, 2003 exclude recovery of merger costs of $10,000 and $54,000, respectively.

(2)	The three months ended September 30, 2002 includes the July operating results of the old Captiva business that are excluded under generally accepted accounting principles. Those results are as follows: $0.9 million of revenue, $0.6 million of cost of revenue, $0.3 million of research and development, $1.3 million of sales,

CAPTIVA REPORTS RECORD PRO FORMA QUARTERLY REVENUES AND EARNINGS/Page 8

general and administrative costs, and $10,000 in other expense. The three months ended September 30, 2002 excludes amortization of purchased intangibles of $0.4 million, merger costs of $2.1 million and a write-off of in-process research and development of $0.9 million. The resulting pro forma income before taxes is taxed utilizing a 40% tax rate and the number of shares used to calculate basic and diluted net income (loss) per share have been calculated as if the shares issued in conjunction with the acquisition were issued at the beginning of the period presented. The nine months ended September 30, 2002 includes seven months of operating results of the old Captiva business that are excluded under generally accepted accounting principles. Those results are as follows: $13.0 million of revenue, $4.7 million of cost of revenue, $1.8 million of research and development, $6.9 million of sales, general and administrative costs, and $121,000 in other expense. The nine months ended September 30, 2002 excludes amortization of purchased intangibles of $0.4 million, merger costs of $2.1 million, a write-off of in-process research and development of $0.9 million, and a gain on the sale of the Dialog Server business of $0.6 million. The resulting pro forma income before taxes is taxed utilizing a 40% tax rate and the number of shares used to calculate basic and diluted net income (loss) per share have been calculated as if the shares issued in conjunction with the acquisition were issued at the beginning of the period presented.

The pro forma data is presented for informational purposes only to assist in making comparisons of Captiva’s results on a combined basis and should not be considered as a substitute for the historical financial data presented in accordance with generally accepted accounting principles.

CAPTIVA REPORTS RECORD PRO FORMA QUARTERLY REVENUES AND EARNINGS/Page 9

Captiva Software Corporation

GAAP Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues
Software	$7,092	$6,097	$19,452	$13,468
Services	5,558	4,283	16,455	8,412
Hardware and other	1,867	283	5,096	283

	14,517	10,663	41,003	22,163
Cost of revenues
Software	741	379	1,881	860
Services	2,502	1,864	7,540	3,549
Hardware and other	1,465	192	4,106	192
Amortization of purchased intangibles	523	389	1,571	389

	5,231	2,824	15,098	4,990

Gross profit	9,286	7,839	25,905	17,173

Operating expenses:
Research and development	2,181	1,648	6,406	3,882
Sales, general & administrative	5,903	5,046	17,709	12,033
Merger costs	(10)	2,148	(54)	2,148
Write-off in-process R&D	—	856	—	856

Total operating expenses	8,074	9,698	24,061	18,919

Income (loss) from operations	1,212	(1,859)	1,844	(1,746)
Other income (expense), net	(35)	(22)	(28)	672

Income (loss) before income taxes	1,177	(1,881)	1,816	(1,074)
Provision for income taxes	471	—	727	—

Net income (loss)	$706	$(1,881)	$1,089	$(1,074)

Basic net income (loss) per share	$0.07	$(0.26)	$0.12	$(0.20)
Diluted net income (loss) per share	$0.06	$(0.26)	$0.10	$(0.20)
Basic common stock equivalents	9,607	7,338	9,162	5,373
Diluted common stock equivalents	11,516	7,338	10,442	5,373

CAPTIVA REPORTS RECORD PRO FORMA QUARTERLY REVENUES AND EARNINGS/Page 10

Balance Sheets

(unaudited, in thousands)

	Sept. 30, 2003	Dec. 31, 2002
Assets
Current assets:
Cash and equivalents	$12,428	$7,453
Accounts receivable	10,439	11,764
Other current assets	3,271	2,564

Total current assets	26,138	21,781
Property and equipment, net	846	1,014
Other assets	385	402
Purchased intangibles, net	10,368	11,939

	$37,737	$35,136

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accruals	$7,063	$8,052
Line of credit	1,000	2,145
Deferred revenue	10,463	10,371

Total current liabilities	18,526	20,568
Deferred revenue – LT	625	956
Other liabilities – LT	358	521
Total stockholders’ equity	18,228	13,091

	$37,737	$35,136